Contact:
                                   Craig Dunham
                                   Dynasil Corporation of America
                                   Phone: (856) 767-4600
                                   Email:  cdunham@Dynasil.com

     Dynasil Announces Agreement to Buy
      Advanced Instrumentation Company

WEST BERLIN, N.J.   December 20, 2007    Dynasil
Corporation of America (OTCBB: DYSL.OB), a photonics company headquartered in New Jersey, announced today that it has entered into a Letter of Intent to acquire a privately-owned advanced instrumentation company. Terms of the agreement were not disclosed. Dynasil Chairman, James
Saltzman states: "This acquisition, if completed, should more than triple the size of Dynasil. Including this transaction, we should have a compound annual growth rate exceeding 100% since implementing our growth strategy three years ago."

Dynasil is currently an $11 million manufacturer of photonics products including optical materials, components, coatings and specialized sub-systems. It has business units in New Jersey, Massachusetts and Upstate New York that manufacture optical components and subassemblies for a broad range of markets including display systems, optical instruments, satellite communications and lighting. "We are excited about this opportunity," remarked CEO and President, Craig T. Dunham, "It represents the addition of significant, new capability sets to Dynasil and greatly expands our portfolio of medical and general instrumentation."

The company to be acquired has developed and manufactured instruments with high growth potential, which are sold into the medical, environmental sensing and quality assurance markets. It also has a significant research and development team performing a number of government contracts for the Department of Homeland Security and other major federal agencies. "With its advanced research capabilities, we expect that this R&D facility will enable us to obtain both Small Business Innovative Research (SBIR) and non-SBIR government funding to offset some of the cost of developing new, high technology products," Craig Dunham explained.
"The acquisition would be transformational for Dynasil in that it would move us from a predominantly component-based supply company to an instrumentation company with a considerable IP portfolio, extensive technology capability and significantly increased cash flow."

The Letter of Intent plans a Spring 2008 closing. Among other things, the transaction is contingent on negotiation and execution of definitive agreements, successful due diligence and obtaining necessary financing. It also calls for employment of the current principals to assist with a smooth transition to Dynasil ownership.

Dynasil has acquired two other companies during the last three years and has delivered significant performance improvements at all three of its business units. Descriptions of Dynasil's strategy and performance are contained in its 10-KSB annual report which was released on December 20, 2007 and is available for viewing at www.Dynasil.com.

About Dynasil: Founded in 1960, Dynasil is a manufacturer of photonic products including optical materials, components, coatings and specialized sub-systems.

This news release may contain forward-looking statements usually containing the words "believe," "expect," or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act. Future results of operations, projections, and expectations, which may relate to this release, involve certain risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the factors detailed in the Company's Annual Report or Form 10-KSB and in the Company's other
Securities and Exchange Commission filings, continuation of existing market conditions and demand for our products.